Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

QUALITY DISTRIBUTION, INC.

Pursuant to Section 607.1006 of the Florida Statutes, Quality Distribution, Inc., a corporation organized and existing under and by virtue of the laws of the State of Florida (the “Corporation”), does hereby certify:

I. Name. The name of the Corporation is Quality Distribution, Inc.

II. Text of Amendment. The first paragraph of Article IV, Section 1 is hereby deleted in its entirety and replaced by the following new first paragraph of Article IV, Section 1:

1.	Authorized Shares. The Corporation shall have authority, acting by its Board of Directors, to issue fifty million (50,000,000) shares of Capital Stock, forty-nine million (49,000,000) of which shall be shares of common stock, no par value per share (the “Common Stock”), and one million (1,000,000) of which shall be preferred stock, no par value per share (the “Preferred Stock”), of which six hundred thousand (600,000) shares are designated as Convertible Preferred Stock (the “Convertible Preferred Stock”). The designations, powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof with respect to the Common Stock and the Convertible Preferred Stock are as set forth below in this Article IV.

III. Adoption of Amendment. The amendment contained herein has been effected in conformity with the provisions of the Florida Business Corporation Act. On April 12, 2010, the amendment was unanimously approved and adopted by the Corporation’s Board of Directors, and on April 16, 2010 the amendment was approved by the vote of shareholders of the Corporation holding at least a majority of the votes entitled to be cast with respect to the approval of the amendment. The number of votes cast for the amendment by the shareholders was sufficient for the approval of the amendment.

IV. Effective Date. The effective date of the amendment herein contained shall be the date of filing these Articles of Amendment to Articles of Incorporation with the Florida Secretary of State.

IN WITNESS WHEREOF, the undersigned, Senior Vice President, General Counsel and Secretary of the Corporation, has executed these Articles of Amendment to Articles of Incorporation as of the 24th day of May, 2010.

/s/ Jonathan C. Gold
Jonathan C. Gold
Senior Vice President, General Counsel and Secretary